Exhibit 99.3

(Translation)

The share transfer described in this document involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

BUSINESS REPORT for the 120th Term

April 1, 2025 to March 31, 2026

System for Ensuring Properness of Operations

(1)	The details of the decisions on a system for ensuring properness of operations

Following are the details of the decisions regarding a system for ensuring the compliance of Directors’ execution of their duties in line with the laws and regulations as well as with the Articles of Incorporation and a system for ensuring the properness of business operations of NOK CORPORATION (the “Company”).

(i)	System for storing and managing information regarding the execution of duties by the Company’s Directors

In accordance with the relevant laws and regulations, the Articles of Incorporation and other rules established by the Company, departments in charge shall record and file minutes of meetings, including Annual Shareholders’ Meetings and Board of Directors meetings, as well as approval documents and other authorizations. Directors shall ensure a system that allows to inspect such documents.

(ii)	Rules and other systems concerning loss risk management of the Company

In accordance with the Risk Management Rules established by the Company, the Risk Management Committee shall take the initiative in identifying and analyzing underlying risks and promoting a cross-organizational risk management system. The Risk Management Committee shall report to Directors regarding the implementation status of said system on a regular basis and revise the system as necessary.

(iii)	System for securing the efficiency of the execution of duties by the Company’s Directors

Directors shall hold Board of Directors meetings in accordance with Board of Directors Regulations. At these meetings, they shall determine allocation of their duties and important matters such as business strategies and management policy and appoint Operating Officers responsible for implementation of operations at individual divisions. The Board of Directors, as necessary, shall delegate a portion of decision-making of important business operations to Executive Directors, and also delegate authority to Operating Officers for the execution of such operations, thereby enabling swift execution of operations and accomplishment of objectives, while supervising them.

The Directors shall clarify operational authorities and rules on decision-making in the Rules concerning Operational Authorities. They shall ensure a system to execute their respective duties in an appropriate and efficient manner by monitoring the progress of business plans, managerial policies, and operational implementation plans at regular meetings of the Management Committee.

The Audit & Supervisory Committee shall ensure the effectiveness of the Directors’ execution of duties by conducting audits, as appropriate, in cooperation with the audit department.

(iv)	System for ensuring compliance in the execution of duties by the Company’s Directors and employees with the relevant laws and regulations and the Articles of Incorporation

Pursuant to the NOK Charter of Corporate Behavior, the Company shall clearly state that it places priority on compliance in its business activities. In accordance with compliance rules and Behavioral Guidelines Concerning Employee Compliance, the Company shall also provide training programs for its employees, thereby establishing and promoting a framework for compliance that conforms with the relevant laws and regulations, the Articles of Incorporation, and other rules established by the Company.

(v)	System for ensuring properness of operations of the Group consisting of the Company and its subsidiaries

In accordance with the provisions of the Internal Control Rules, the Company shall establish the following systems for its subsidiaries to ensure the properness of operations of the Group as a whole.

In addition, the Company, under the provisions of the Internal Control Rules regarding Financial Reporting, shall monitor the properness of operations based on Directors’ instructions to ensure the credibility of the financial statements of the Company and its subsidiaries.

a.	System regarding reporting from subsidiaries to the Company regarding execution of duties by Directors, etc.

In accordance with the provisions of the Internal Control Rules, the division responsible for supervising subsidiaries shall monitor the status of management of subsidiaries. The business supervisory divisions shall give necessary instructions and support to subsidiaries regarding operations under their supervision and monitor the implementation status of the system.

b.	Rules and other system concerning loss risk management of subsidiaries

In accordance with the Internal Control Rules, the business supervisory divisions shall have subsidiaries establish a risk management system and report to the business supervisory divisions and the divisions responsible for supervising subsidiaries regarding the implementation status of the system on a regular basis, and give instructions to subsidiaries to revise the system as necessary.

c.	System for securing the efficiency of the execution of duties by Directors, etc. of subsidiaries

The management teams and managers of subsidiaries shall hold meetings for the Management Committee on a quarterly basis to share information and promote managerial transparency. At these meetings, attendees shall report on and discuss the progress of the Group’s managerial policies and business plans, thereby ensuring efficiency in the management of the Group as a whole.

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d.	System for ensuring compliance in the execution of duties by Directors, etc. and employees of subsidiaries with the relevant laws and regulations and the Articles of Incorporation

In accordance with the Internal Control Rules, the business supervisory divisions shall require the subsidiaries to establish a charter of corporate behavior, compliance rules and behavioral guidelines concerning employee compliance to clearly state that they place priority on compliance in their business activities. In addition, the business supervisory divisions shall also require the subsidiaries to establish and promote a framework for compliance that conforms with the relevant laws and regulations, the Articles of Incorporation, and other internal rules, and monitor the implementation status.

(vi)	Matters concerning assistant employees in cases where the Company’s Audit & Supervisory Committee requests the Company to assign employees to support its duties

Regarding the employees who are required to assist the Audit & Supervisory Committee with its duties, the Company shall assign personnel with expertise of laws and regulations who are capable of providing assistance, upon discussions with the Audit & Supervisory Committee on the selection of assistant employees and the operational authorities thereof.

(vii)	Matters regarding the independence of employees provided for in the preceding paragraph from the Company’s Directors who are not Audit & Supervisory Committee Members and ensuring the effectiveness of instructions by the Company’s Audit & Supervisory Committee to said employees

Employees assigned to assist the Audit & Supervisory Committee with its duties shall follow the directions and orders of the Audit & Supervisory Committee in the execution of duties, attend the Audit & Supervisory Committee meetings and other relevant major meetings to execute instructions from the Audit & Supervisory Committee. The Company shall have discussions with the Audit & Supervisory Committee regarding changes of said assistant employees.

(viii)	System for reporting to the Company’s Audit & Supervisory Committee by the Company’s and its subsidiaries’ Directors who are not Audit & Supervisory Committee Members and employees and other system for reporting to the Company’s Audit & Supervisory Committee

The audit department shall, in accordance with the Internal Control Rules, conduct periodical internal audits on the state of the system to ensure the appropriateness of the Company’s and its subsidiaries’ operations, and report the results thereof to the Audit & Supervisory Committee.

(ix)	System for ensuring that the person who made the report provided for in the preceding item shall not be subject to unfavorable treatment for reason of having made such report

The Company shall prohibit unfavorable treatment of a person who made the report provided for in the preceding item for reason of having made such report, and communicate to that effect widely across the Company and its subsidiaries.

(x)	Matters regarding the policy for handling funding or payables in relation to execution of duties of the Company’s Audit & Supervisory Committee Members (limited to matters related to the execution of duties by the Audit & Supervisory Committee), such as procedures for advance payment or reimbursement in relation to execution of such duties

In accordance with the audit policy and audit plan formulated at the Audit & Supervisory Committee meetings pursuant to the Regulations of the Audit & Supervisory Committee, the Company shall secure funding to enable Audit & Supervisory Committee Members to execute their duties appropriately.

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(xi)	Other systems for securing effective audits by the Company’s Audit & Supervisory Committee

In order to supervise the execution of duties of the Directors who are not Audit & Supervisory Committee Members, in accordance with the audit policy and audit plan formulated at the Audit & Supervisory Committee meetings pursuant to the Regulations of the Audit & Supervisory Committee, the Company shall maintain a system that allows Audit & Supervisory Committee Members to attend the Board of Directors meetings and other important meetings and to investigate the Company’s operational and financial conditions.

The audit department, Independent Auditor, and Audit & Supervisory Committee shall exchange opinions on a regular basis.

In addition, the Representative Directors and Audit & Supervisory Committee Members shall exchange opinions on a regular basis.

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(2)	Overview of the operational status of the systems for ensuring the properness of operations

In accordance with “the details of the decisions on a system for ensuring properness of operations” described in (1) above, the Company strives to develop systems and operate such systems appropriately. An overview of the operational status of such systems is as follows.

(i)	Overview of the operational status of the system for storing and managing information

Minutes of meetings, including Shareholders’ Meetings and Board of Directors meetings, approval documents and other authorizations are prepared and drawn up by departments in charge or drafting departments without delay and are managed and stored appropriately.

(ii)	Overview of the operational status of the risk management system

In accordance with the Risk Management Rules, the Risk Management Committee identifies and analyzes underlying risks, promotes a cross-organizational risk management system, and reports to Directors regarding the implementation status of such system.

(iii)	Overview of the operational status of the system for securing efficient execution of duties

Operating Officers and Upper Management are executing their duties promptly and efficiently in accordance with operational authorities and rules on decision-making. Their execution of duties is supervised by Directors at meetings of the Management Committee (four times in the current period), and other committee meetings. The Company monitors if Directors’ duties are executed appropriately and efficiently at the Board of Directors meetings (18 times in the current period, including those conducted by means of documents), the Central Labor-Management Council (19 times in the current period), and various other committee meetings.

The Audit & Supervisory Committee shall conduct audits, as appropriate, in cooperation with the audit department to ensure the effectiveness of the Directors’ execution of duties.

(iv)	Overview of the operational status of the system for ensuring compliance

The Company communicates and ensures compliance with the NOK Charter of Corporate Behavior, the compliance rules and Behavioral Guidelines Concerning Employee Compliance. In addition, the Company continuously makes efforts for compliance with the relevant laws and regulations, the Articles of Incorporation and other rules established by the Company by implementing the month for promoting compliance, providing training programs for its employees and establishing a whistleblowing hotline, etc.

(v)	Overview of the operational status of the system for ensuring the properness of operations of the Group
a.	The Company has received reports as necessary on the management status of its subsidiaries and the status of progress for instructions and support provided by the Company.
b.	The Company has required its subsidiaries to establish risk management systems, and the business supervisory divisions and the divisions responsible for supervising subsidiaries have received reports on the status of implementation of the systems.
c.	The Company holds meetings for the Management Committee quarterly to ensure the management efficiency of the Group as a whole.
d.	The Company has required its subsidiaries to establish Charters of Corporate Behavior, compliance rules and Behavioral Guidelines Concerning Employee Compliance, and monitors the status of compliance with the relevant laws and regulations, the Articles of Incorporation and other rules established by the Company on a regular basis.
e.	The Company monitors the properness of operations to ensure the credibility of the financial statements of the Company and its subsidiaries once a year.

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(vi)	Overview of the operational status of the system for audit by the Audit & Supervisory Committee
a.	The Company has assigned personnel with expertise in laws and regulations who are capable of providing assistance to the Audit & Supervisory Committee, upon consultation with the Audit & Supervisory Committee on the selection of assistant employees.
b.	Employees who are assigned to assist the Audit & Supervisory Committee with its duties attend the Audit & Supervisory Committee meetings, etc. and follow the instructions from the Audit & Supervisory Committee in executing their duties.
c.	The audit department once a year checks the system for ensuring appropriateness of the Company’s and its subsidiaries’ operations, internal audits are conducted regularly, and the results are reported to the Audit & Supervisory Committee.
d.	The Company has included a provision in the compliance rules and whistleblowing policy that prohibits unfavorable treatment of personnel for reason of having made a report to the whistleblowing hotline, and has communicated to that effect across the Company and its subsidiaries.
e.	The Company secures funding that allow the Audit & Supervisory Committee to execute its duties appropriately in accordance with the audit policy and audit plans.
f.	Audit & Supervisory Committee Members attend the Board of Directors meetings and other important meetings and investigate the Company’s operational and financial conditions.

The Audit & Supervisory Committee, audit department, and Independent Auditor shall exchange opinions on a regular basis. In addition, the Audit & Supervisory Committee Members and Representative Directors shall exchange opinions on a regular basis.

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Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS (From April 1, 2025 to March 31, 2026)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of current period	23,335	27,343	398,858	(17,691)	431,846
Changes of items during the period
Dividends from surplus			(19,873)		(19,873)
Profit attributable to owners of parent			46,338		46,338
Purchase of treasury stock				(15,076)	(15,076)
Disposal of treasury stock				661	661
Retirement of treasury stock		(29,554)		29,554	–
Transfers from retained earnings to capital surplus		29,554	(29,554)		–
Purchase of shares of consolidated subsidiaries		373			373
Net changes of items other than shareholders’ equity
Total changes of items during the period	–	373	(3,089)	15,138	12,423
Balance at the end of current period	23,335	27,717	395,769	(2,553)	444,269

	Accumulated other comprehensive income				Non- controlling interests	Total net assets
	Valuation difference on available-for- sale securities	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at the beginning of current period	55,041	66,295	25,822	147,159	44,415	623,421
Changes of items during the period
Dividends from surplus						(19,873)
Profit attributable to owners of parent						46,338
Purchase of treasury stock						(15,076)
Disposal of treasury stock						661
Retirement of treasury stock						–
Transfers from retained earnings to capital surplus						–
Purchase of shares of consolidated subsidiaries						373
Net changes of items other than shareholders’ equity	(8,047)	21,430	20,045	33,428	997	34,425
Total changes of items during the period	(8,047)	21,430	20,045	33,428	997	46,849
Balance at the end of current period	46,993	87,726	45,867	180,587	45,413	670,270

Note: Figures are rounded down to the nearest million yen.

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Reference: Consolidated Cash Flows (From April 1, 2025 to March 31, 2026)
			(Millions of yen)
From operating activities	From investing activities	From financing activities	Cash and cash equivalent at the end of period
68,156	(10,259)	(47,078)	156,706

Note: Figures are rounded down to the nearest million yen.

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Notes to Consolidated Financial Statements

1.	Notes regarding the basis for preparing consolidated financial statements
(1)	Scope of consolidation
(i)	Consolidated subsidiaries
(a)	Number of consolidated subsidiaries: 80
(b)	Names of major consolidated subsidiaries:

Thai NOK Co., Ltd.

Unimatec Co., Ltd.

MEKTEC CORPORATION

Mektec Manufacturing Corporation (Taiwan) Ltd.

(ii)	Unconsolidated subsidiaries
(a)	Name of major unconsolidated subsidiary:

Mektec Automation Technology Corporation (Zhuhai) Ltd.

(b)	Reasons for exclusion from scope of consolidation

The respective totals of total assets, net sales, net income/loss, retained earnings and the like of unconsolidated subsidiaries are all immaterial with respect to total assets, net sales, profit/loss attributable to owners of parent, retained earnings and the like on the consolidated financial statements. Therefore, they are not included in the scope of consolidation because they do not have a significant impact on the consolidated financial statements overall.

(2)	Application of the equity method of accounting
(i)	Unconsolidated subsidiaries and affiliates accounted for by the equity method
(a)	Number of unconsolidated subsidiaries and affiliates accounted for by the equity method: 18
(b)	Names of major unconsolidated subsidiaries and affiliates:

Eagle Industry Co., Ltd.

Pyung-Hwa Oilseal Industry Co., Ltd.

Freudenberg-NOK General Partnership

(ii)	Unconsolidated subsidiaries and affiliates not accounted for by the equity method

Names of major unconsolidated subsidiaries:

Not applicable

(3)	Notes regarding changes of scope of consolidation and equity method affiliates
(i)	Change in scope of consolidation
(a)	Subsidiaries newly included in consolidation (0)

Not applicable

(b)	Companies excluded from the scope of consolidation (12)

SYNZTEC Co., Ltd. and 11 other companies

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(ii)	Change in scope of the equity method

Not applicable

(4)	Matters concerning the business term of consolidated subsidiaries

There are 35 consolidated subsidiaries whose accounting periods differ from the consolidated accounting period and have their fiscal year end on December 31. Of these, important transactions made by NOK Inc., between the said accounting date and the consolidated accounting date have been adjusted to the extent necessary for consolidation. Mektec Manufacturing Corporation (Zhuhai) Ltd. and 33 other consolidated subsidiaries carry out provisional settlements of account based on full-year business results on March 31, the consolidated accounting date.

(5)	Matters concerning accounting policies
(i)	Valuation criteria and methods for principal assets
(a)	Available-for-sale securities
●	Those other than shares and other securities without quoted market price

Stated at market value. (Valuation difference is reported as a component of net assets. Cost of sales is calculated using the moving average method.)

●	Shares and other securities without quoted market price

They are stated at cost with the cost being determined by the moving average method.

(b)	Derivatives

They are stated at market price.

(c)	Inventories

Finished goods and work in process of the Company and its domestic consolidated subsidiaries are mainly valued at cost based on the retail method (balance sheet amounts are determined by writing down the book value according to the decrease in profitability). Meanwhile, raw materials and supplies are valued at cost based on the periodic average method (balance sheet amounts are determined by writing down the book value according to the decrease in profitability). For overseas consolidated subsidiaries, those are mainly valued at the lower of cost or market based on the moving average method or the first-in first-out method.

(ii)	Method of depreciation of principal noncurrent assets
(a)	Property, plant and equipment (excluding lease assets)

Depreciation is computed by the straight-line method.

The useful lives of major items of property, plant and equipment are as follows:

Buildings and structures: 5-50 years

Machinery, equipment and vehicles: 4-10 years

(b)	Intangible assets (excluding lease assets)

Amortization is computed by the straight-line method.

(c)	Lease assets

Lease assets related to finance leases other than those deemed to transfer ownership of leased property to the lessee by the Company

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Depreciation is calculated on the straight-line method over the lease period as the useful life and assuming no residual value.

(d)	Long-term prepaid expenses

Amortization is computed on a straight-line basis.

(iii)	Accounting policies for principal allowances
(a)	Allowance for doubtful accounts

To prepare for losses on bad debt, general claims are accounted using the loan loss ratio and doubtful claims are accounted as the expected unrecoverable amount taking into consideration of the recoverability of individual claims.

As for overseas subsidiaries, estimated amount of allowance for doubtful accounts has been recorded depending primarily on the condition of receivables.

(b)	Provision for bonuses

In order to prepare for the payment of employee bonuses, accrued bonuses based primarily on estimated payment amounts have been entered into the accounts.

(c)	Provision for share awards for directors (and other officers)

In order to prepare for provision of shares of the Company’s stock, etc. to directors and other officers of the Company and a portion of its subsidiaries, we have calculated the expected amount of provision.

(iv)	Method for accounting for retirement benefits
(a)	Method for attributing expected retirement benefits to periods

In the calculation of retirement benefit obligations, the method of attributing expected retirement benefits to periods up to the end of the current fiscal year is the benefit formula basis.

(b)	Method of expenses for actuarial differences

Actuarial differences are treated as expenses in equal installments using the straight-line method over a prescribed period of time (10 years) that is within the average remaining period of employment for the employees in question, beginning in the year following the fiscal year in which such calculations are made.

(v)	Accounting policies for important revenue and expenses

Since the details of main performance obligations in main businesses related to revenue from contracts with customers of the Company and its consolidated subsidiaries in Japan and the timing when the performance obligations are typically satisfied (typical timing of revenue recognition) are described in “8. Notes regarding revenue recognition,” this information has been omitted.

(vi)	Method of hedge accounting
(a)	Method of hedge accounting

Special treatment is applied as the interest rate swaps satisfy the requirements for special treatment.

(b)	Hedging instruments and hedged items
Hedging instruments:	Interest rate swaps
Hedged items:	Interest on borrowings

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(c)	Hedging policy

The interest rate swaps are made in order to hedge fluctuation risks in interest rates on borrowings.

(d)	Method of assessing hedge effectiveness

Regarding the interest rate swaps, the Company assesses hedge effectiveness based upon the fulfillment of the requirements for special treatment.

(vii)	Method and period of amortization of goodwill

For amortization of goodwill, a reasonable estimate of the effective period is created, and amortization is performed on a straight-line basis over this period.

(viii)	Other significant Items for preparing consolidated financial statements

Application of the group tax sharing system

The Company applies the group tax sharing system.

2.	Notes regarding accounting estimates

The following is the information on accounting estimates recorded on the consolidated financial statements of the current fiscal year that may exert material effects on the consolidated financial statements of the next fiscal year.

The Medium-term Management Plan in the text below is based on information, etc. accessible from the inside and outside of the Company at the time of preparation, with the use of estimates and assumptions regarding matters such as the growth rate of multiple markets in which the Company is participating and measures that the management has judged are feasible. There is the possibility that the numbers which are based on these estimates and assumptions may differ from the actual results.

(1) Deferred tax assets

(i) The amount recorded on the consolidated financial statements for the current fiscal year

(Millions of yen)
Current fiscal year
Deferred tax assets	6,037

(ii) Information on the content of important accounting estimates concerning recognized items

For deferred tax assets, based on the scheduling for addition and subtraction of future taxable income, temporary differences, etc., the amount of deductible temporary differences that we have judged are recoverable in the future is recorded. The amount not expected to be recoverable is accounted as valuation allowance.

The future taxable income is based on estimates and assumptions made by the latest Medium-term Management Plan, feasible tax plans, etc., and overseas subsidiaries, etc. operating in the electronic product segment provide valuation allowance for loss carried forward, taking into account the uncertainty of future profitability.

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If such estimates or assumptions are affected by any situation in the future, there is a possibility that the recoverability of deferred tax assets will change, and the amount of deferred tax assets will need correcting.

(2) Loss on impairment

(i) The amount recorded on the consolidated financial statements for the current fiscal year

(Millions of yen)
Current fiscal year
Property, plant and equipment	249,009
Loss on impairment	1,477

(ii) Information on the content of important accounting estimates concerning recognized items

For the noncurrent assets to which the Accounting Standard for Impairment of Noncurrent Assets applies that are not expected to recover the investment because of a decline in profitability due to factors such as changes in the market environment, we reduced their book value to the recoverable amount and recognized the amount of decrease as impairment loss.

The process of recognizing an impairment loss includes making a judgment on whether to recognize an impairment loss and calculating the value in use and the net realizable value. Such judgment and calculation are made on the basis of the estimates of future cash flows based on the latest Medium-term Management Plan and estimates of the values based on reasonable calculation.

In a case where such estimates of future cash flows or estimates of the values based on reasonable calculation need reviewing due to any situation in the future, there may be an additional impairment loss.

(3) Net defined benefit asset and liabilities

(i) The amount recorded on the consolidated financial statements for the current fiscal year

(Millions of yen)
Current fiscal year
Net defined benefit asset	37,738
Net defined benefit liabilities	34,028

(ii) Information on the content of important accounting estimates concerning recognized items

Retirement benefit asset and liability under the defined benefit plan adopted at the NOK Group are calculated by deducting the amount of pension assets from the amount of retirement benefit obligations that is calculated by discounting the expected retirement benefits recognized to arise by the end of the current fiscal year.

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For such calculation, actuarial assumptions such as discount rates and expected rates of return on pension assets are used. Discount rates are determined on the basis of the yield of long-term government bonds at the end of the current fiscal year, and expected rates of return on pension assets are determined considering the current and expected allocation of pension assets, as well as the current and future expected long-term rate of return based on a wide range of assets that compose pension assets.

If such actuarial assumptions need reviewing due to changes in uncertain economic situations in the future, or the like, the amount of retirement benefit asset and liability and retirement benefit expenses from the next fiscal year may be significantly affected.

(4) Assessment of goodwill

(i) Amount recorded on the consolidated financial statements of the current fiscal year

(Millions of yen)
Current fiscal year
Goodwill	9,257

(ii) Information on the content of important accounting estimates concerning recognized items

The NOK Group records excess earning power calculated based on the business plans of acquired companies at the time of stock purchase as goodwill, and it is amortized on a straight-line basis over its effective period. For goodwill impairment, it is judged whether or not there are signs of impairment, and if signs of impairment are recognized, it is decided whether or not there is the need to recognize an impairment loss based on future cash flows.

For the calculation of share value when deciding the acquisition cost for Estoh Co., Ltd., NOK adopted primarily the DCF method assuming the business plans that had been disclosed, and utilized multiple methods of calculating corporate value including comparable company analysis. Evaluation and calculation were performed with comprehensive consideration for these results.

Future business plans involve uncertainty in management judgments and estimates. In the event of a change to the preconditions and assumptions of the estimates, there is the possibility of a significant effect on assessment of goodwill in the consolidated financial statements of the following fiscal year.

3.	Notes regarding the consolidated balance sheet
(1) Accumulated depreciation of property, plant and equipment	¥671,688 million

Accumulated depreciation of property, plant and equipment includes accumulated impairment loss.

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4.	Notes regarding the consolidated statement of income
(1)	Impairment loss

In the current fiscal year, the NOK Group recorded impairment loss on the following asset groups.

(i)	Overview of asset groups for which impairment loss was recognized
Location	Description	Classification
Soma City, Fukushima Prefecture	Idle assets	Construction in progress
Kusu Town, Kusu District, Oita Prefecture	Business assets	Machinery, equipment, and vehicles; land
Pécel, Hungary	Idle assets	Construction in progress; machinery, equipment, and vehicles; tools, furniture, and fixtures; etc.
České Budějovice, Czech Republic	Idle assets	Machinery, equipment, and vehicles
San Luis Potosi State, Mexico	Idle assets	Buildings and structures, lease assets, construction in progress, etc.
(ii)	Ground for recognition of impairment loss

As for the asset groups, future recoverability was examined because of their indication of impairment due to a decline of profitability along with changes in market and business environment. Accordingly, the NOK Group reduced their book value to the recoverable amount, and recognized the amount of decrease as impairment loss under extraordinary loss.

(iii)	Components of impairment loss

(Millions of yen)
Type of noncurrent assets	Amount
Buildings and structures	106
Machinery, equipment and vehicles	455
Tools, furniture and fixtures	9
Land	4
Construction in progress	799
Lease assets (tangible)	101
Total	1,477
(iv)	Method of grouping assets

The NOK Group groups assets based on, in principle, division in accordance with business segment under management accounting, deeming it as the smallest unit that generates cash flows. However, the NOK Group groups assets of some consolidated subsidiaries by the unit of subsidiary company. Moreover, corporate assets such as head office are categorized into shared assets, since these assets do not generate independent cash flows as assets that contribute to the generation of future cash flows of multiple assets or groups of assets.

Idle assets and assets to be disposed of are grouped for individual assets.

(v)	Method of determining recoverable amount

The recoverable amount is determined based on the net realizable value. The net realizable value is evaluated using the disposal value.

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5.	Notes regarding the consolidated statement of changes in net assets
(1)	Matters concerning the total number of shares issued
Type of shares	Number of shares at the beginning of the current fiscal year	Increase in number of shares during the current fiscal year	Decrease in number of shares during the current fiscal year	Number of shares at the end of the current fiscal year
Common shares	173,138,537 shares	– shares	12,235,447 shares	160,903,090 shares
Note:	The decrease in the total number of issued shares is due to the retirement of treasury stock.
(2)	Matters concerning the number of treasury stock shares
Type of shares	Number of shares at the beginning of the current fiscal year	Increase in number of shares during the current fiscal year	Decrease in number of shares during the current fiscal year	Number of shares at the end of the current fiscal year
Common shares	9,987,627 shares	4,802,386 shares	12,732,018 shares	2,057,995 shares
Notes:	1.	The increase in the number of shares of treasury stock is due to the purchase of 286 odd-lot shares, the acquisition of 4,799,600 shares of treasury stock based on a resolution of a Board of Directors meeting held on February 5, 2026, and 2,500 shares that are the attributable portion to the Company out of the treasury stock (the Company’s stock) acquired by entities accounted for using the equity method.
2.	The decrease in the number of shares of treasury stock is due to a decrease of 56,771 shares resulting from provision of stock to eligible individuals from the Board Incentive Program (BIP) Trust, the sale of 439,800 shares from the Employee Stock Ownership Plan (J-ESOP) to the NOK Stock Ownership Association, and a decrease of 12,235,447 shares resulting from retirement of treasury stock.
3.	The number of shares of treasury stock at the end of the fiscal year consists of 1,583,307 shares owned by the Board Incentive Program (BIP) Trust, 383,100 shares owned by the Employee Stock Ownership Plan (J-ESOP), and 91,355 shares that are the attributable portion to the Company out of the treasury stock (the Company’s stock) owned by entities accounted for using the equity method.
(3)	Matters concerning dividends
(i)	Payment of dividends
(Resolution)	Type of shares	Total amount of dividends (Millions of yen)	Dividends per share (Yen)	Record date	Effective date
The Annual Shareholders’ Meeting held on June 26, 2025	Common shares	9,113	55.0	March 31, 2025	June 27, 2025
The Board of Directors meeting held on November 10, 2025	Common shares	10,770	65.0	September 30, 2025	December 5, 2025
Notes:	1. Total amount of dividends resolved by the Annual Shareholders’ Meeting held on June 26, 2025 includes dividends of 90 million yen paid for the Company’s stock owned by the Board Incentive Program (BIP) Trust and 45 million yen paid for the Company’s stock owned by the Employee Stock Ownership Plan (J-ESOP).

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2.	Total amount of dividends resolved by a Board of Directors meeting held on November 10, 2025 includes dividends of 105 million yen paid for the Company’s stock owned by the Board Incentive Program (BIP) Trust and 37 million yen paid for the Company’s stock owned by the Employee Stock Ownership Plan (J-ESOP).

(ii)	Dividends for which the effective date will fall after the end of the current fiscal year among those whose record date is within the current fiscal year
(Resolution)	Type of shares	Total amount of dividends (Millions of yen)	Source of dividends	Dividends per share (Yen)	Record date	Effective date
The Annual Shareholders’ Meeting held on June 25, 2026	Common shares	10,458	Retained earnings	65.0	March 31, 2026	June 26, 2026
Note:	Total amount of dividends resolved by the Annual Shareholders’ Meeting held on June 25, 2026 includes dividends of 102 million yen paid for the Company’s stock owned by the Board Incentive Program (BIP) Trust and 24 million yen paid for the Company’s stock owned by the Employee Stock Ownership Plan (J-ESOP).

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6.	Notes regarding financial instruments
(1)	Matters regarding the situation of financial instruments
(i)	Policy for handling financial instruments

The NOK Group has a policy of managing funds by investing in safe and secure targets and raising funds mainly by means of loans from financial institutions. For derivatives, the NOK Group uses forward exchange contracts and currency swaps based on actual demand and does not carry out speculative transactions of any kind.

(ii)	Details and risks of financial instruments and risk management system

Notes and accounts receivable - trade, and electronically recorded monetary claims, are operating receivables that are exposed to credit risk of customers. With regard to this risk, the NOK Group adopts a system to manage due dates and balance of individual business partners and ascertain the credit status of principal business partners semiannually in accordance with the credit management regulations of the NOK Group.

Shares are investment securities and exposed to the market price fluctuation risk. The shares possessed by the NOK Group are mainly those of the companies with which the NOK Group has business relations, the fair values of which are ascertained periodically and reported to officers in charge of finance.

Employees who receive loans from the Company are obligated to provide collateral. In addition, there are regulations that the balance of the loan upon retirement shall be offset by the retirement allowance.

Accounts payable - trade are trade liabilities and become due within one year.

Short-term loans payable are mainly for raising funds pertaining to business transactions, while long-term loans payable (to be payable within five years in principle) are for raising funds for capital investment. Floating interest rate loans are exposed to interest rate fluctuation risk. For some floating interest rate long-term loans payable, derivative transactions (interest rate swaps) are used for each loan contract as hedging instruments to hedge risks of fluctuations in interest rates on loans and to fix the amount of interest on loans. Because the hedge meets the requirements of special treatment of interest rate swaps, assessment of hedge effectiveness has been omitted and replaced with the judgment thereof.

The NOK Group carries out and manages derivative transactions in accordance with internal regulations which stipulate the authorities to carry out transactions. The NOK Group carries out derivative transactions only with financial institutions with high credit ratings in order to reduce the credit risk.

Trade liabilities and loans are exposed to liquidity risk. Individual companies of the NOK Group manage them by means such as planning monthly cash flow management.

Deposits received from employees yield fixed interest rate and are not exposed to interest rate fluctuation risk.

(iii)	Additional explanation of matters regarding fair value, etc. of financial instruments

The amounts, etc. of contracts related to derivative transactions in “(2) Matters regarding fair value, etc. of financial instruments” do not themselves indicate the market risk associated with the derivative transactions.

(2)	Matters regarding fair value, etc. of financial instruments

As of March 31, 2026, the amount recorded in the consolidated balance sheet, fair value, and difference between them are as shown in the table below. Shares and other securities without quoted market price (¥70,384 million on the consolidated balance sheet) are not included in “(1) Investment securities.”

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As for “Cash and deposits,” “Notes and accounts receivable - trade,” “Electronically recorded monetary claims,” “Accounts payable - trade,” “Short-term loans payable” and “Deposits received from employees,” since these accounts are settled in a short period of time, the fair value is nearly equal to the book value, and thus the information has been omitted.

(Millions of yen)

	Amount recorded in consolidated balance sheet	Fair value	Difference
(1) Investment securities	82,544	82,544	–
(2) Long-term loans receivable from employees	1,080	1,083	2
Total assets	83,625	83,628	2
(1) Long-term loans payable	14,364	14,359	(5)
Total liabilities	14,364	14,359	(5)
Total derivative transactions (*)	(480)	(480)	–
(*)	Amounts of claims and liabilities derived from derivative transactions are shown in net amount. Amounts in parentheses show that those are net liabilities.

(3)	Matters regarding the breakdown by appropriate classification of fair values of financial instruments

Based on the observability and the materiality of the inputs used to measure the fair value, fair values of financial instruments are classified into the following three levels:

Level 1 fair value: Fair value measured using quoted prices in active markets that are observable inputs for measurement of fair values

Level 2 fair value: Fair value measured using inputs other than those used to measure level 1 fair value among observable inputs for measurement of fair values

Level 3 fair value: Fair value measured using unobservable inputs for measurement of fair values

In cases where multiple inputs are used to measure the fair value, the fair value of financial instruments is classified to the lowest priority level of fair value measurement to which each input belongs.

(i)	Financial assets and financial liabilities using fair value for their amounts recorded in the consolidated balance sheet

(Millions of yen)

Item	Fair values
	Level 1	Level 2	Level 3	Total
Investment securities	82,544	–	–	82,544
Derivative transactions	–	480	–	480

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(ii)	Financial assets and financial liabilities not using fair value for their amounts recorded in the consolidated balance sheet

(Millions of yen)

Item	Fair values
	Level 1	Level 2	Level 3	Total
Long-term loans receivable from employees	–	1,083	–	1,083
Long-term loans payable	–	14,359	–	14,359
Note:	Explanation of evaluation techniques used for measuring fair value and inputs regarding measuring fair value

Investment securities

Listed shares are measured using the quoted market price. Since listed shares are traded in an active market, their fair values are classified as level 1 fair value.

Derivative transactions

Derivatives are measured based on the price, etc. provided by financial institutions, and their fair values are classified as level 2 fair value.

Because derivative transactions to which the special treatment of interest rate swaps applies are treated together with long-term loans payable which may be hedged, the fair value of such derivative transactions is included in the fair value of such long-term loans payable.

Long-term loans receivable from employees

Long-term loans receivable from employees are classified by a certain period of time and measured using the present value calculated by discounting their future cash flow using the interest rate based on the yield of government bonds. Their fair values are classified as level 2 fair value.

Long-term loans payable

Because long-term loans payable with floating interest rate reflect market interest rates in a short period of time and the credit standing of the Company has not changed significantly since the loans were executed, the fair value is deemed nearly equal to the book value. Therefore, long-term loans payable with floating interest rate are measured using the book value, and their fair values are classified as level 2 fair value. In addition, long-term loans payable with fixed interest rate are classified by a certain period of time and measured using the present value calculated by discounting the total amount of the principal and interest using the interest rates considered to be applicable to similar loans. Their fair values are classified as level 2 fair value.

7.	Notes regarding investment and rental properties
(1)	Matters related to status of investment and rental properties

The Company and some consolidated subsidiaries have properties for rent in Kanagawa prefecture and other regions.

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(2)	Matters related to the fair value of investment and rental properties

(Millions of yen)

Amount on the consolidated balance sheet	Fair value
2,068	9,661
Notes:	1.	The amount on the consolidated balance sheet is the amount of acquisition cost less accumulated depreciation and impairment loss.
2.	The fair values of investment and rental properties as of March 31, 2026 are estimated by the company that owns the property according to indicators thought to appropriately reflect market prices.

8.	Notes regarding revenue recognition
(1)	Information on disaggregation of revenue from contracts with customers

The following is the information on disaggregation of revenue by major goods or services and major regional markets.

Current fiscal year (April 1, 2025 to March 31, 2026)

(Millions of yen)

	Reportable segments			Total
	Seal	Electronic product	Other
Major goods or services
Automotive-related	279,558	73,036	4,175	356,770
Electronics-related	–	272,073	–	272,073
Other general industrial machinery	87,839	–	21,750	109,590
Total	367,397	345,109	25,926	738,434
Major regional markets
Japan	215,936	14,502	14,899	245,338
China	70,052	240,769	5,729	316,551
Other Asian countries	57,686	65,782	4,609	128,077
Other	23,721	24,055	688	48,465
Total	367,397	345,109	25,926	738,434
Note:	The amount is after deducting inter-segment sales or transfers.

(2)       Information as a basis to understand revenue from contracts with customers

The Company and its consolidated subsidiaries recognize revenue based on the following five step approach.

Step 1: Identify the contract(s) with a customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the separate performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company and its consolidated subsidiaries have automotive manufacturers, construction machinery manufacturers, electronic equipment manufacturers and some others as major clients, and mainly manufacture and sell seal products, industrial functional parts, hydraulic equipment, plant machinery, nuclear power equipment, synthetic chemical products and electronic products.

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The main performance obligations of the Company and its consolidated subsidiaries are to supply finished goods to customers. As the Company and its consolidated subsidiaries, in principle, judge that a performance obligation is satisfied when products are delivered and control is transferred to a customer, the Company and its consolidated subsidiaries recognize revenue at that point in time. However, for sales in Japan, in the case that a period between shipping and the transfer of control is typical, the Company and its consolidated subsidiaries recognize revenue at the time of shipping.

To determine a transaction price, we deduct discounts, in particular, from consideration promised in the contract with a customer.

The Company and its consolidated subsidiaries receive consideration for these performance obligations within approximately one year after such obligations are satisfied according to payment terms separately set forth, which does not include a significant financing component.

Please note that, for subcontract processing transactions with supply of materials for value that is a repurchase agreement are treated as financial transactions, and outstanding supplies at recipient of supplies are recognized as inventories. At the same time, the amount equivalent to the outstanding supplies at recipient of supplies is recognized as “Liabilities for subcontract processing transactions with supply of materials for value.” For subcontract processing transactions with receipt of materials for value, only net amount of costs of conversion is recognized as revenue. Furthermore, the revenue of transactions where the Company is acting as an agent to sell products to a customer is recognized at the amount obtained by deducting payments to third parties from the entire amount of the consideration received from the customer.

(3)	Information for understanding the amounts of revenue for the current and subsequent fiscal years
(i)	Balance of contract assets and contract liabilities, etc.

Description of contract assets and contract liabilities of the Company and its consolidated subsidiaries has been omitted because their balance is immaterial and there were no significant changes thereto. In addition, revenue recognized in the current fiscal year from performance obligations satisfied or partly satisfied in past periods is immaterial.

(ii)	Transaction price allocated to the remaining performance obligations

Description of transaction price allocated to the remaining performance obligations of the Company and its consolidated subsidiaries has been omitted as a practical expedient because there were no significant contracts having an original expected duration of over one year. Moreover, any material consideration from contracts with customers was not included in the transaction price.

9.	Notes regarding income taxes in relation to the global minimum tax

The amount of income taxes in relation to the global minimum tax, which is included in income taxes - current, is 629 million yen.

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10.	Notes regarding per-share information
(1) Net assets per share	¥3,933.75
(2) Net income per share	¥284.84
Notes:	1.	The Company’s shares held by the Board Incentive Program (BIP) Trust for directors’ remuneration are included in the treasury stock deducted from the total number of issued and outstanding shares at fiscal year-end for the calculation of “Net assets per share.” The deducted total number of such shares of treasury stock at fiscal year-end was 1,583 thousand shares.
2.	The Company’s shares held by the BIP Trust for directors’ remuneration are included in the treasury stock deducted in the calculation of the average number of shares during the period for the calculation of “Net income per share.” The deducted average number of such shares of treasury stock during the period was 1,616 thousand shares.
3.	The Company’s shares held by the Employee Stock Ownership Plan (J-ESOP) are included in the treasury stock deducted from the total number of issued and outstanding shares at fiscal year-end for the calculation of “Net assets per share.” The deducted total number of such shares of treasury stock at fiscal year-end was 383 thousand shares.
4.	The Company’s shares held by the J-ESOP are included in the treasury stock deducted in the calculation of the average number of shares during the period for the calculation of “Net income per share.” The deducted average number of such shares of treasury stock during the period was 601 thousand shares.

11.	Notes regarding corporate affiliations

Business divestiture

(1)	Overview of business divestiture
(i)	Name of divested corporation

SMC0301 Co., Ltd.

(ii)	Name of divested subsidiary and type of business

Name of subsidiary: SYNZTEC Co., Ltd. and its seven subsidiaries

Type of business: Manufacture and sale of products such as various roll products for printers and other OA equipment

(iii)	Reason for business divestiture

As part of the three-year Medium-Term Management Plan (fiscal 2023 to fiscal 2025) aimed at sustainable growth, the Company positioned optimal allocation of management resources as a key strategic initiative. The Company’s roll product business has consistently provided value-added and high quality products backed by its strong technological capabilities, even amid significant changes in the office equipment market such as the shift toward paperless operations. However, the business environment surrounding this segment continues to be increasingly challenging due to factors such as declining demand caused by external conditions and business restructuring among customers. Given these circumstances, we have determined that it would be most beneficial for the roll products business—recognized for its strong technological capabilities and solid product foundation—to further develop under the strategic direction of SMBC Capital Partners Co., Ltd., an investment-focused subsidiary of the SMBC Group, possessing extensive management support expertise, resources, and networks. Accordingly, the Company decided to transfer all shares of SYNZTEC Co., Ltd. held by the Company.

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(iv)	Date of business divestiture

January 30, 2026 (deemed date of sale: January 1, 2026)

(v)	Matters related to overview of other transactions that include legal structure

Share transfer in which consideration received is only cash and other property

(2)	Overview of implemented accounting treatment
(i)	Amount of gain or loss on transfer

Loss on sale of shares of subsidiaries and associates	¥9,376 million

(ii)	Appropriate book value of assets and liabilities involved in the transferred business, and the primary contents thereof
(Millions of yen)
Current assets	13,314
Noncurrent assets	5,700
Total assets	19,015
Current liabilities	3,485
Noncurrent liabilities	687
Total liabilities	4,173
(iii)	Accounting treatment

The difference between the transfer price and the book value of the transferred shares was recorded as “Loss on sale of shares of subsidiaries and associates” under extraordinary losses.

(3)       Reportable segment that included the divested business

Other

(4)	Approximate amounts of gain or loss related to the divested business that were recorded in the consolidated statement of income for the current fiscal year
(Millions of yen)
Net sales	15,243
Operating income	805

12.	Other notes

As a result of consolidating the retirement benefit plans which were previously divided into multiple plans on April 1, 2025, the Company and some consolidated subsidiaries indicate the retirement benefit assets and liabilities as net amounts.

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Financial Statements

STATEMENT OF CHANGES IN NET ASSETS (From April 1, 2025 to March 31, 2026)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus			Retained earnings					Treasury stock	Total shareholders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings			Total retained earnings
						Reserve for special depreciation	Reserve for advanced depreciation of noncurrent assets	Retained earnings brought forward
Balance at the beginning of current period	23,335	20,397	–	20,397	2,983	2	2,465	203,932	209,384	(17,604)	235,513
Changes of items during the period
Dividends from surplus								(19,884)	(19,884)		(19,884)
Reversal of reserve for special depreciation						(2)		2	–		–
Reversal of reserve for advanced depreciation of noncurrent assets							(14)	14	–		–
Net income								43,973	43,973		43,973
Purchase of treasury stock										(15,071)	(15,071)
Disposal of treasury stock								–	–	661	661
Retirement of treasury stock			(29,554)	(29,554)				–	–	29,554	–
Transfers from retained earnings to capital surplus			29,554	29,554				(29,554)	(29,554)		–
Net changes of items other than shareholders’ equity
Total changes of items during the period	–	–	–	–	–	(2)	(14)	(5,447)	(5,464)	15,144	9,679
Balance at the end of current period	23,335	20,397	–	20,397	2,983	–	2,450	198,485	203,919	(2,460)	245,192

	Valuation and translation adjustments		Total net assets
	Valuation difference on available-for- sale securities	Total valuation and translation adjustments
Balance at the beginning of current period	54,691	54,691	290,205
Changes of items during the period
Dividends from surplus			(19,884)
Reversal of reserve for special depreciation			–
Reversal of reserve for advanced depreciation of noncurrent assets			–
Net income			43,973
Purchase of treasury stock			(15,071)
Disposal of treasury stock			661
Retirement of treasury stock			–
Transfers from retained earnings to capital surplus			–
Net changes of items other than shareholders’ equity	(8,175)	(8,175)	(8,175)
Total changes of items during the period	(8,175)	(8,175)	1,504
Balance at the end of current period	46,516	46,516	291,709

Note: Figures are rounded down to the nearest million yen.

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Notes to Financial Statements

1.	Notes regarding the significant accounting policies
(1)	Valuation criteria and methods for assets
(i)	Valuation criteria and methods for securities that have been traded on the exchange and other investments
(a)	Stocks and investments in subsidiaries and affiliates have been valued at cost based on the moving average method.
(b)	Available-for-sale securities
●	Those other than shares and other securities without quoted market price

Stated at market value. (Valuation difference is reported as a component of net assets. Cost of sales is calculated using the moving average method.)

●	Shares and other securities without quoted market price

They are stated at cost with the cost being determined by the moving average method.

(ii)	Derivatives

They are stated at market price.

(iii)	Inventories
(a)	Finished goods and work in process

They are valued at cost based on the retail method (balance sheet amounts are determined by writing down the book value according to the decrease in profitability).

(b)	Raw materials and supplies

They are valued at cost based on the periodic average method (balance sheet amounts are determined by writing down the book value according to the decrease in profitability).

(2)	Method of depreciation of noncurrent assets
(i)	Property, plant and equipment (excluding lease assets)

Depreciation is computed by the straight-line method.

(ii)	Intangible assets (excluding lease assets)

Amortization is computed by the straight-line method.

(iii)	Lease assets

Lease assets related to finance leases other than those deemed to transfer ownership of leased property to the lessee by the Company

Depreciation is calculated on the straight-line method over the lease period as the useful life and assuming no residual value.

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(3)	Accounting policies for allowances
(i)	Allowance for doubtful accounts

To prepare for losses on bad debt, general claims are accounted using the loan loss ratio and doubtful claims are accounted as the expected unrecoverable amount taking into consideration of the recoverability of individual claims.

(ii)	Provision for bonuses

In order to prepare for the payment of employee bonuses, accrued bonuses based on the estimated amount of payment have been entered in the accounts.

(iii)	Provision for retirement benefits

To provide for accrued employees’ retirement benefits, the Company provides an allowance in the amount deemed to have accrued at the end of the current fiscal year based on estimated retirement benefit obligations and pension assets.

(a)	Method for attributing expected retirement benefits to periods

In the calculation of retirement benefit obligations, the method of attributing expected retirement benefits to periods up to the end of the current business year is the benefit formula basis.

(b)	Method of expenses for actuarial differences

Actuarial differences are treated as expenses in equal installments using the straight-line method over a prescribed period of time (10 years) that is within the average remaining period of employment for the employees in question, beginning in the year following the fiscal year in which such calculations are made.

(iv)	Provision for share awards for directors (and other officers)

To allow for granting of awards in the form of the Company’s shares, etc. to Directors and other officers of the Company, the Company records a provision for the estimated award.

(4)	Method for Accounting for Retirement Benefits

The method of accounting for unprocessed amount of unrecognized actuarial differences in relation to retirement benefits is different from the method of accounting for them in the consolidated financial statements.

(5)	Accounting policies for revenue and expenses

Since the details of main performance obligations in main businesses related to revenue from contracts with customers of the Company and the timing when the performance obligations are typically satisfied (typical timing of revenue recognition) are the same as the description in “8. Notes regarding revenue recognition” in the Notes to Consolidated Financial Statements, this information has been omitted.

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2.	Notes regarding accounting estimates

The following is the information on accounting estimates recorded on the financial statements for the current fiscal year that may exert material effects on the financial statements of the next fiscal year.

(1) Deferred tax liabilities	¥3,313 million
(2) Impairment loss
Property, plant and equipment	¥53,642 million
(3) Provision for retirement benefits
Provision for retirement benefits	¥31,504 million

3.	Notes regarding the balance sheet
(1) Accumulated depreciation of property, plant and equipment	¥185,105 million
Accumulated depreciation of property, plant and equipment includes accumulated impairment loss.
(2) Monetary claims or liabilities to subsidiaries and affiliates
Short-term claims	¥77,583 million
Long-term claims	¥3,671 million
Short-term liabilities	¥58,014 million
Long-term liabilities	¥16 million
(3) Liabilities for guarantees
The Company is guaranteeing borrowings of subsidiaries and affiliates from financial institutions as follows.

Mektec Manufacturing Corporation (Suzhou)	¥19,713 million
(in foreign currency terms)	(US$3,167 thousand)
(in foreign currency terms)	(CNY830,401 thousand)
Mektec Manufacturing Corporation (Taiwan) Ltd.	¥3,994 million
(in foreign currency terms)	(NT$800,000 thousand)

4.	Notes regarding the statement of income
Transactions with subsidiaries and affiliates
Sales to subsidiaries and affiliates	¥38,537 million
Purchases from subsidiaries and affiliates	¥156,118 million
Transactions with subsidiaries and affiliates other than business transactions	¥81,506 million

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5.	Notes regarding the statement of changes in net assets

Matters concerning the number of treasury stock shares

Type of shares	Number of shares at the beginning of the current fiscal year	Increase in number of shares during the current fiscal year	Decrease in number of shares during the current fiscal year	Number of shares at the end of the current fiscal year
Common shares	9,898,772 shares	4,799,886 shares	12,732,018 shares	1,966,640 shares
Notes:	1.	The increase in the number of shares of treasury stock is due to the purchase of 286 odd-lot shares, and the acquisition of 4,799,600 shares of treasury stock based on a resolution of a Board of Directors meeting held on February 5, 2026.
2.	The decrease in the number of shares of treasury stock is due to a decrease of 56,771 shares resulting from provision of stock to eligible individuals from the Board Incentive Program (BIP) Trust, the sale of 439,800 shares from the Employee Stock Ownership Plan (J-ESOP) to the NOK Stock Ownership Association, and the retirement of 12,235,447 shares of treasury stock.
3.	The number of shares of treasury stock at the end of the fiscal year consists of 1,583,307 shares owned by the Board Incentive Program (BIP) Trust and 383,100 shares owned by the Employee Stock Ownership Plan (J-ESOP).

6.	Tax effect accounting
(1)	Breakdown of deferred tax assets/liabilities by cause
Deferred tax assets
Allowance for doubtful accounts	¥46 million
Accrued enterprise tax	¥593 million
Provision for bonuses	¥1,243 million
Excess amount of depreciation	¥1,726 million
Loss on impairment of noncurrent assets	¥1,370 million
Investment securities	¥1,529 million
Provision for retirement benefits	¥9,797 million
Other	¥1,439 million	¥17,748 million
Valuation allowance		¥(1,226) million
Total deferred tax assets		¥16,521 million
Deferred tax liabilities
Reserve for advanced depreciation of noncurrent assets	¥(369) million
Valuation difference on available-for-sale securities	¥(19,463) million
Other	¥(2) million	¥(19,835) million
Net amount of deferred tax liabilities		¥(3,313) million

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(2)	Breakdown of major adjustments that have caused differences between the effective statutory tax rate and the effective rate of income taxes after tax effect accounting is applied
Effective statutory tax rate	30.2%
Adjustments:
Permanently non-deductible items including entertainment expense	0.1
Permanently non-taxable items including dividend income	(8.1)
Equalization inhabitant taxes	0.1
Tax credit	(1.1)
Foreign withholding tax	1.1
Income taxes in relation to the global minimum tax	1.1
Valuation allowance	(1.6)
Other	0.2
Effective rate of income taxes after tax effect accounting is applied	22.0%
(3)	Accounting treatment for corporation tax and local corporation tax, or accounting treatment of related tax effect accounting

The Company has adopted a group tax sharing system. Furthermore, in accordance with the “Practical Solution on the Accounting and Disclosure Under the Group Tax Sharing System” (Practical Solution No. 42, August 12, 2021), the Company is carrying out accounting treatment for corporation tax and local corporation tax, or accounting treatment and disclosure of related tax effect accounting.

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7.	Notes regarding transactions with related parties
(1)	Subsidiaries and affiliates
Category	Subsidiary
Name	MEKTEC CORPORATION
Location	Minato Ward, Tokyo
Capital or investment amount	¥5,000 million
Type of business or occupation	Manufacture and sale of electronic parts
Percentage of voting rights	Direct; 100%
Relationship with the Company	The Company sells a part of products of the subsidiary.
Interlocking of officers: 3
Transaction details	Loan of funds Interest income
Transaction amount (¥ mil)	- 1,010
Item	Short-term loans receivable CMS deposits received
End-of-term balance (¥ mil)	39,925 15,980

Category	Subsidiary
Name	Unimatec Co., Ltd.
Location	Minato Ward, Tokyo
Capital or investment amount	¥400 million
Type of business or occupation	Manufacture and sale of synthetic chemical products, etc.
Percentage of voting rights	Direct; 100%
Relationship with the Company	The subsidiary sells a part of products to the Company.
Interlocking of officers: 2
Transaction details	Loan of funds
Transaction amount (¥ mil)	6,266
Item	Short-term loans receivable Long-term loans receivable
End-of-term balance (¥ mil)	18,170 2,500

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Category	Subsidiary
Name	NOK Industrial Sales Corporation
Location	Shinjuku Ward, Tokyo
Capital or investment amount	¥30 million
Type of business or occupation	Purchase and sale of seal products, etc.
Percentage of voting rights	Direct; 100%
Relationship with the Company	Sale of the Company’s products.
Transaction details	Funds received
Transaction amount (¥ mil)	4,668
Item	CMS deposits received
End-of-term balance (¥ mil)	6,418

(2)	Board members and major individual shareholders
Category	The company whose board members, or their family members and other close relatives, own a majority of its voting rights.
Name	Seiwa Jisho Co., Ltd.
Location	Minato Ward, Tokyo
Capital or investment amount	¥80 million
Type of business or occupation	Real estate leasing
Percentage of voting rights	Direct ownership of the Company’s shares; 5.5%
Relationship with the Company	Rental of buildings, etc. Interlocking of officers: 2
Transaction details	Rental of buildings, etc.
Transaction amount (¥ mil)	471
Item	Guarantee deposits
End-of-term balance (¥ mil)	453

Notes: Terms and conditions of transactions and the decision-making policy therefor.

1.	Regarding loan of funds and receiving of capital, rates are determined based on market interest rates.
2.	Lease of buildings, etc. and purchase of products, etc. are determined based on current market prices.

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8.	Notes regarding revenue recognition

(Information for understanding revenue from contracts with customers)

Since the information as a basis for understanding revenue from contracts with customers is the same as the description in “8. Notes regarding revenue recognition” in the Notes to Consolidated Financial Statements, this information has been omitted.

9.	Notes regarding per-share information
(1) Net assets per share	¥1,835.38
(2) Net income per share	¥270.15
Notes:	1.	The Company’s shares held by the Board Incentive Program (BIP) Trust for directors’ remuneration are included in the treasury stock deducted from the total number of issued and outstanding shares at fiscal year-end for the calculation of “Net assets per share.” The deducted total number of such shares of treasury stock at fiscal year-end was 1,583 thousand shares.
2.	The Company’s shares held by the BIP Trust for directors’ remuneration are included in the treasury stock deducted in the calculation of the average number of shares during the period for the calculation of “Net income per share.” The deducted average number of such shares of treasury stock during the period was 1,616 thousand shares.
3.	The Company’s shares held by the Employee Stock Ownership Plan (J-ESOP) are included in the treasury stock deducted from the total number of issued and outstanding shares at fiscal year-end for the calculation of “Net assets per share.” The deducted total number of such shares of treasury stock at fiscal year-end was 383 thousand shares.
4.	The Company’s shares held by the J-ESOP are included in the treasury stock deducted in the calculation of the average number of shares during the period for the calculation of “Net income per share.” The deducted average number of such shares of treasury stock during the period was 601 thousand shares.

10.	Notes regarding corporate affiliations

Since the information is the same as the description in “11. Notes regarding corporate affiliations” in the Notes to Consolidated Financial Statements, this information has been omitted.

11.	Other notes

As a result of consolidating the retirement benefit plans which were previously divided into multiple plans on April 1, 2025, prepaid pension cost and provision for retirement benefits are indicated as net amounts.

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